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WSi INTERACTIVE CORPORATION         Symbols: CDNX- WIZ                 OTC-WIZZF



                                  NEWS RELEASE

January 14th, 2000


WSI INTERACTIVE APPOINTS CHIEF FINANCIAL OFFICER.

Wsi Interactive today named John York as Chief Financial Officer. John is a Chartered Accountant who for a number of years worked with multi faceted public companies in senior financial positions. Prior to his involvement with public companies John held a management position with Price Waterhouse Coopers.

John brings to WSi significant experience of financial management and the administration of public corporations with domestic and international interests. At WSi John will be responsible for overseeing all financial aspects of WSi and the controlled growth of it's Internet businesses.

John's real value for WSi lies in his ability to assess the many Internet business opportunities that are presented to WSi. In keeping with WSi's mandate of launching new Internet businesses, John will conduct due diligence studies both from an ROI perspective and strategic compatibility with the overall direction of the company.

John's appointment is a natural complement to WSi's strong marketing and technology management team, providing a good balance between entrepreneurial drive and the sound management of R&D budgets and a rapidly growing asset base.

WSi President, Theo Sanidas says "John's appointment demonstrates WSi's commitment to strong management and well orchestrated business growth that maximizes investment and shareholder returns".


THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:              ______________________________________________

COMPANY:           ______________________________________________

e-mail address:    ______________________________________________


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PHONE#:            ______________________________________________

FAX#:              ______________________________________________


Send by:       E-mail or fax:   yes / no.         Or: e-mail only:    yes / no


WSi INTERACTIVE CORPORATION
Toll free:     1-888-388-4636
Telephone:     1-604-681-8589
Fax:           1-604-687-4990

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.